SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO

SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: International Income Portfolio

Address of Principal Business Office:
     The Eaton Vance Building
     255 State Street
     Boston, MA 02109

Telephone Number: (617) 482-8260

Name and address of agent for service of process:
     Alan R. Dynner
     The Eaton Vance Building
     255 State Street
Boston, MA 02109

Check Appropriate Box:
Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company
Act of 1940	concurrently with the filing of Form N-8A: YES [ X ] NO [ ]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and Commonwealth of Massachusetts on the 13th day of April, 2007.

INTERNATIONAL INCOME PORTFOLIO

By:	/s/ Mark S. Venezia
Mark S. Venezia
President

Attest:	/s/ A. John Murphy
A. John Murphy
Assistant Secretary